Exhibit 99.1

FOR IMMEDIATE RELEASE: May 7, 2018
For more information, contact: Paul Toms, Chairman and Chief Executive Officer. Phone: 276-632-2133; ptoms@hookerfurniture.com

George Revington to Retire from Posts at Hooker Furniture, HMI

MARTINSVILLE, Va. – George Revington has announced he will retire from his positions as Chief Operating Officer of Hooker Furniture Corporation (NASDAQ:HOFT) and as President of Hooker subsidiary HMI, effective June 1, 2018.

Revington has served as the second ranking officer at the company for over two years, and has been involved with HMI for a total of 18 years in the chief executive role.

“For eighteen years, it has been my passion to create HMI to be a different kind of company in our industry—forward-looking technologically advanced and lean. It has been a great ride with many wonderful people. At the same time, there are other adventures that I’d like to pursue in my personal interests and in business,” Revington said.

“George’s strategic vision, and his ability to develop ground-breaking strategies and successfully implement them, is as good as I have ever experienced,” said Paul Toms, chairman and chief executive officer of Hooker Furniture. “We appreciate his contributions and service, and have enjoyed working with him for the past two-and-a-half years.”

“I want to thank all of the smart, determined people who built HMI from humble beginnings in Phoenix, Arizona, and who lived the HMI culture,” Revington said. “I also thank the trusted partners in Asia for their incredible hard work and willingness to adapt. And I thank our retail partners, whose openness created truly collaborative relationships that are the basis for sustainable competitive advantage for both parties.

“Hooker Furniture and HMI have the strategies and people in place to continue to grow, and are extremely well-positioned to be a major force in the industry. I wish everyone the very best.”

Separately, HFC is announcing appointments in the HMI President’s role.

Incorporated in 1924, Hooker Furniture is one of the most respected furniture brands in the world. The company’s 2016 acquisition of Home Meridian International (HMI) ranks Hooker as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture, Hooker Furniture is based in Martinsville, Va. Major wood furniture categories include bedroom, dining, accent, home entertainment and home office furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating companies include Hickory, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, Bedford, Va.-based Sam Moore Furniture, specializing in fashion upholstery with an emphasis on cover-to-frame customization, and Martinsville, Va.-based Shenandoah Furniture, an upscale upholstery company specializing in private-label sectionals, modular, sofas, chairs and beds in the upper-medium price points. The Hooker Upholstery brand offers imported leather upholstery in the upper medium price range. The Home Meridian division addresses more moderate price points and channels of distribution. HMI brands include Pulaski Furniture, Samuel Lawrence Furniture, Prime Resources, Accentrics Home, Sourcing Solutions Group, Right 2 Home and Samuel Lawrence Hospitality.